February 28, 2012

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have been furnished with a copy of Item 4.02(b) of Form 8-K/A for the event that occurred on February 9, 2012, to be filed by our client China Valves Technology, Inc. We agree with the statements made in the Form 8-K/A insofar as they relate to our firm.

Very truly yours,

/s/ BDO China Shu Lun Pan CPAs LLP
BDO China Shu Lun Pan CPAs LLP

Shenzhen, China